SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement [ ] Definitive Additional Materials [X] Soliciting Material Pursuant to Section 240.14a-12.

AETNA INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of each class of securities to which transaction applies:
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  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials.
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THE FOLLOWING HAS BEEN POSTED FOR INTERNAL ACCESS BY AETNA EMPLOYEES.

Aetna statement (from Aetna News on Nov. 16)
Aetna Statement Regarding S&P Ratings Of Aetna U.S. Healthcare
The following is Aetna's statement regarding the Standard & Poor's, Moody's and Fitch ratings that were announced Wednesday.
We are comfortable with the ratings we received from S&P and Fitch.
-- We believe they reflect our financial strength, with pro forma shareholders' equity of more than $10 billion, approximately $26 billion in revenues annualized on a pro forma basis, and strong market-leading positions in the health care industry.
-- With recently announced changes and new management in place, our health business is now more focused strategically and our cash flow can be reinvested in strengthening the health company.
-- Aetna's financial strength ratings, which are indicative of its claims payment ability, were reaffirmed.
-- We believe the ratings are generally comparable to those of our health care competitors.

We are disappointed and disagree with Moody's assessment of an increased debt service burden on ALIC.
-- The New Aetna will have significantly less debt going forward (from approximately $4 billion down to $2 billion).
-- ALIC is well capitalized, has a diverse source of earnings and has been very profitable.
-- We believe a reduction in corporate and other expenses and the minimal shareholder dividend have significantly reduced the cash burden on ALIC.

New Aetna Ratings (prior ratings in parentheses)

Rating Agency	Short-term CP	Long-term	Financial Strength
S&P	A2 (A1)	A- (A)	A+ (A+)
Moody's	P2 (P2)	Baa2 (A3)	A2 (A1)
Fitch	F2 (F1)	A- (A)	AA- (AA-)
Summary (from In the News on Nov. 16)
S&P Assigns Various Ratings To Aetna U.S. Healthcare
Standard & Poor's Wednesday assigned its single-"A"-minus issuer credit rating and "A-2" commercial paper rating to Aetna U.S. Healthcare. Aetna Life Insurance Co. became a wholly owned subsidiary of Aetna U.S. Healthcare on Nov. 3, 2000. Ownership of ALIC was transferred from Aetna Inc. to Aetna U.S. Healthcare as part of the realignment of Aetna's business units prior to the sale of its financial services and international businesses to ING. This sale is expected to take place in December. The surviving corporate entity will consist of Aetna U.S. Healthcare and its HMO subsidiaries; various HMOs, including some acquired from NYLCare Health Plans Inc. and Prudential Insurance Co. of America; a number of smaller insurance companies that are part of Aetna's health care business; and ALIC. Aetna U.S. Healthcare also will retain Aetna's group insurance, dental insurance, large case pension, and global benefits businesses. Aetna's existing long-term debt will be assumed by ING as part of the sale, but Aetna U.S. Healthcare will issue commercial paper to replace existing commercial paper issued by Aetna. BUSINESS WIRE, 11/15

S&P press release (from In the News on Nov. 16)
Standard & Poor's Assigns Various Ratings To Aetna U.S. Healthcare
The following is a Standard & Poor's press release that was issued Nov. 15.
NEW YORK, November 15, 2000 -- Standard & Poor's today assigned its single-'A'-minus issuer credit rating and 'A-2' commercial paper rating to Aetna US Healthcare Inc. (AUSHC). The outlook is negative. Aetna Life Insurance Co. (ALIC) became a wholly owned subsidiary of AUSHC on Nov. 3, 2000.

Ownership of ALIC was transferred from Aetna Inc. (Aetna) to AUSHC as part of the realignment of Aetna's business units prior to the sale of its financial services and international businesses to ING GROEP N.V. (ING). This sale is expected to take place in December 2000.

The surviving corporate entity will consist of AUSHC and its HMO subsidiaries; various HMOs, including some acquired from NYLCare Health Plans Inc. and Prudential Insurance Co. of America; a number of smaller insurance companies that are part of Aetna's health care business; and ALIC. AUSHC will also retain Aetna's group insurance, dental insurance, large case pension, and global benefits businesses. AUSHC will also change its name to Aetna Inc. (New Aetna).

Aetna's existing long-term debt will be assumed by ING as part of the sale, but AUSHC will issue commercial paper to replace existing commercial paper issued by Aetna. AUSHC's total outstanding debt under this program will be about $1.5 billion-$2.0 billion prior to the sale and thereafter could be up to $2.5 billion, which will result in a debt-to-total capital ratio of 17%-20%.

AUSHC has committed backup facilities for 100% of the commercial paper under these scenarios. AUSHC's very strong business position and profitable operations in group health and life are expected to continue, and the consolidated entity is expected to be capitalized at a level considered good under Standard & Poor's capital adequacy model. ALIC is core to AUSHC's health benefits business and is expected to retain a similar business and financial profile, following the ING transaction, to its current one. Upon completion of the transaction, Standard & Poor's expects to remove from CreditWatch and affirm its single-'A'-plus financial strength rating on ALIC. (This rating was placed on CreditWatch on Aug. 17, 2000 with negative implications.) The outlook will likely be the same as that of its parent, New Aetna.

Outlook Negative

The outlook on the issuer credit rating on New Aetna is negative, reflecting the challenges the company will face in improving its earnings in a period of expected increased medical cost inflation, during which its strategy is focused on improving relations with providers, Standard & Poor's said.

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Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna are available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING are available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors are soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Information with respect to the security holdings of these individuals is included in the final proxy statement filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business, the adequacy of pricing levels, the potential of certain other actions being taken to address the performance of the Prudential HealthCare business, the evaluation of Aetna's commercial health markets, the restructuring of Aetna's health product portfolio, Aetna's plans to improve its relationships with providers, Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business, and Aetna's expectations relating to exiting certain Medicare markets effective 2001. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results of Aetna's businesses and other future events to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the availability of appropriately qualified personnel to implement our new utilization review policies; the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the adequacy of certain contractual economic projections in the acquisition, the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size and product mix of membership in key health markets; and the outcome of litigation and other regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.